Exhibit 10.9

November 3, 2016

Peter Reed

42 Pembroke Road

Wellesley, MA 02482

Dear Peter:

This offer letter (this “Offer Letter”) confirms the terms of your service as Chief Investor Investment Officer of Great Elm Capital Management, Inc. (the “Company”).

1.                                      Title.  You will serve as Chief Investment Officer of the Company reporting directly to the Board of Directors of Great Elm Capital Group, Inc. (“GECG”) and you will be a member of the Company’s management committee and investment committee.

2.                                      Employment Location.  You are expected to work at the Company’s corporate headquarters in the greater Boston area.

3.                                      Employment Start Date. Subject to completion of immigration formalities and a satisfactory background screening, your employment with the Company will begin on the date hereof.

4.                                      Base Salary. Your annual base salary rate will be $1,200,000.00, less applicable withholdings and deductions, commencing upon your start date and paid in accordance with the Company’s payroll practices in effect from time to time.

5.                                      Bonus. You will be eligible for a bonus in the discretion of the Company’s management.  There is no guarantee that you will be awarded any bonus in any period.

6.                                      Equity Incentives.  The compensation committee (the “Compensation Committee”) of the Board of Directors of GECG has awarded you 220,923 restricted shares of GECG’s common stock (“Restricted Shares”).  The terms of such option are set forth in the award agreement (the “Award Agreement”).  If there is a conflict between the Award Agreement and this Offer Letter with respect to the Restricted Shares, the Award Agreement will control.  You will be eligible for periodic option grants in the sole discretion of the Compensation Committee and there is no assurance that any such award will be made.

7.                                      Employee Health and Welfare Benefits. You will be offered benefits, including participation in the Company’s health, dental and 401(k) plans, consistent with those offered to similarly situated employees.

8.                                      Business Expenses.  The Company will reimburse your out of pocket expenses incurred in connection with your service, subject to the Company’s policies as in effect from time to time, and applicable IRS guidelines.

9.                                      At Will Employment. Your employment with the Company is “at will” and may be terminated at any time by the Company or by you for any reason or no reason.

10.                               Non-Solicitation.

(a)                                 During the term of your employment and for a period of one year thereafter, you will not, directly or indirectly, on your own account or on behalf of or in conjunction with any other person or organization induce or attempt to induce any employee of the Company or its affiliates to leave the employment of the Company or its affiliates (whether or not such would be a breach of contract by such employee).

(b)                                 During the term of your employment and for a period of one year thereafter, you will not, directly or indirectly, on your own account or on behalf of or in conjunction with any other person or organization solicit any investor, borrower or other investee in/of the Company or any managed/advised investment vehicle of the Company, provided that you either (i) had business-related contact with such investor, borrower or other investee during your employment with the Company or (ii) learned non-public information about such investor, borrower or other investee in the course of your employment with the Company.

(c)                                  The restrictions contained in this Article 10 are necessary for the protection of the trade secrets, confidential information and goodwill of the Company and are considered by the Employee to be reasonable for such purpose.  You stipulate that irrevocable harm will result from breach of your obligations under this Article 10. Therefore, in the event of any such breach or threatened breach, the you agree that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Article 10 and you hereby waive the adequacy of a remedy at law as a defense to such relief.  In addition, you agree that if you violate this Article 10, you shall pay all the Company’s reasonable costs of enforcement, including reasonable attorneys’ fees and expenses.

(d)                                 You stipulate that the remedies at law are inadequate to compensate the Company for breach of your obligations under this Article 10 and the CIAA (as defined below) and that enforcement of the provisions of each of this Article 10 and the CIAA is in the public interest of the market for talent in the investment management industry and of investors in the investment vehicles managed/advised by the Company.

(e)                                  In consideration of your post-employment obligations under this Article 10, subject to receipt of a release of all known and unknown claims by you, the Company shall pay you an amount equal to 100% of your annual base compensation upon termination of your employment.

(f)                                   If you violate any provision of Article 10 after the end of your employment, you agree that you shall continue to be bound by the restrictions set forth in Article 10 until a period of one year has expired without any violation of any such provisions.

(g)                                 You understand, acknowledge and agree that your obligations under this Offer Letter shall continue in accordance with the express terms of this Offer Letter regardless of any changes in your title, position, duties, salary or other compensation or other terms and conditions of employment, and that no change in any of the foregoing shall be considered to end your employment for purposes of this Offer Letter.

(h)                                 Nothing in this Agreement will prevent you from continuing to provide services to MAST Capital Management, LLC or its affiliates (collectively, “MAST”) during the term of your employment.

11.                               General Provisions.

(a)                                 You will enter into the Company’s standard employee confidentiality and invention assignment agreement (the “CIAA”) before beginning employment.

(b)                                 You are required to certify that you are a citizen of the U.S., a noncitizen national of the U.S., a lawful permanent resident, or an alien authorized to work in the U.S before beginning employment.

(c)                                  You are expected to devote substantially all of your business efforts to service of the Company and MAST under this Offer Letter.  Subject to the Company’s code of ethics as in effect from time to time, you may participate in charitable, religious or civic organizations that immaterially interfere with your work.

(d)                                 This Offer Letter and the matters covered hereby will be governed by and construed under the laws of the Commonwealth of Massachusetts.

(e)                                  Any dispute arising out of or relating to this Offer Letter or the breach thereof or otherwise arising out of your employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination or any other claims based on any statute) shall, to the fullest extent permitted by law, be settled by arbitration before a single arbitrator in Boston pursuant to the JAMS Employment Arbitration Rules and Procedures as then in effect, subject to a direction to the arbitrator to apply such rules in a manner to minimize cost and maximize efficiency and speed of resolution to the maximum reasonable extent permitted under such rules and applicable law consistent with obtaining a fully enforceable resolution of such dispute.  The arbitrator shall determine which party was the prevailing party in any dispute taken as a whole and costs as well as reasonable attorneys’ fees shall be assessed against the losing party; provided that to the extent that a dispute concerns a claim based on a statute, the right to attorneys’ fees and costs, if any, shall be governed exclusively by the statute and the statutory claim shall not be considered in determining which party was otherwise the prevailing party in any related aspect of the dispute for purposes of this sentence.  This paragraph shall be specifically enforceable. Notwithstanding the foregoing, this paragraph shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this paragraph.

(f)                                   This Offer Letter, the Award Agreement, the CIAA, and the Subscription Agreement dated as of June 22, 2016 between GECC GP Corp., you and the other parties signatory thereto (the “Subscription Agreement”), together with all of the Company’s policies and procedures relating to employees, as in effect from time to time, including its Code of Ethics, as in effect from time to time (collectively, “Employment Documents”), constitute our entire agreement with respect to your employment with the Company and no prior negotiations, drafts, arrangements or understandings with respect thereto shall be of any effect.

(g)                                 The Company’s benefits, payroll, and other human resource management services may be provided through one or more of the Company’s affiliates or a professional employer organization. As a result of this arrangement, the affiliate or the professional employment organization will be considered your employer of record for these purposes; however, GECG’s board of directors will be responsible for directing your work, reviewing your performance, setting your schedule and otherwise directing your work at the Company.  Until December 31, 2016, MAST will be your employer of record under a separate cost sharing agreement between the Company and MAST.

(h)                                 If any provision of this Offer Letter is held by an arbitrator or court of competent authority to be unenforceable, the parties intend that (i) the remaining provisions of this Agreement shall be enforced in accordance with their terms and (ii) the court shall substitute a replacement provision that is enforceable that, as closely as possible, accomplishes the purposes intended by such original provision.

If this Offer Letter correctly sets forth the terms of our agreement, please sign and return this Offer Letter whereupon it shall become our binding agreement.

Very truly yours,

/s/ Richard S. Chernicoff
Richard S. Chernicoff
Director
Great Elm Capital Management, Inc.

ACCEPTED AND AGREED TO AS OF THE DATE FIRST WRITTEN ABOVE:

/s/ Peter A. Reed
Peter A. Reed